Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SYNOVUS FINANCIAL CORP.

1.

The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.

2.

In connection with the Corporation’s reclassification of its common stock, par value $1.00 per share (“Common Stock”), pursuant to which each 1 share of Common Stock is to be reclassified into one-seventh (1/7) of a share of Common Stock (so that, conversely, each 7 shares of such Common Stock is to be reclassified into 1 share of Common Stock), the first two sentences of the first paragraph of Article 4 of the Articles of Incorporation are hereby amended to read as follows:

“The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 442,857,142 shares. The corporation shall have the authority to issue (i) 342,857,142 shares of common stock, par value $1.00 per share, and (ii) 100,000,000 shares of preferred stock, no par value per share.”

3.

The amendment was approved by the Board of Directors of the Corporation on April 24, 2014.

4.

The amendment was duly approved by the shareholders of the Corporation on April 24, 2014 in accordance with the provisions of O.C.G.A. §14-2-1003.

5.

The amendment and the reclassification effected thereby shall be effective at 4:15 p.m. local time on May 16, 2014.

[Signature on following page]

IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment to be executed by its duly authorized officer on this 16th day of May, 2014.

SYNOVUS FINANCIAL CORP.

By:	/s/ Allan E. Kamensky
	Name:	Allan E. Kamensky
	Title:	Executive Vice President, General
Counsel and Secretary